Exhibit 21

Subsidiaries of ORBCOMM Inc.

Subsidiary	Jurisdiction of Organization	% Owned

ORBCOMM LLC	Delaware	100%
ORBCOMM License Corp.	Delaware	100%
ORBCOMM Canada Inc.	New Brunswick, Canada	100%
ORBCOMM Curacao Gateway N.V.	Curacao	100%
ORBCOMM International Holdings LLC	Delaware	100%
ORBCOMM New Zealand Limited	New Zealand	100%
ORBCOMM de Honduras, S.A.	Honduras	100%
ORBCOMM Guatemala S.A.	Guatemala	100%
Bonimix S.A.	Uruguay	100%
ORBCOMM de Nicaragua S.A.	Nicaragua	100%
ORBCOMM de El Salvador S.A.	El Salvador	100%
ORBCOMM Peru S.A.	Peru	100%
ORBCOMM AFRICA (Proprietary) Limited (South Africa)	South Africa	100%
Leosatellite Services de Ecuador S.A.	Ecuador	100%
ORBCOMM Panama Incorporated Inc.	Panama	100%
ORBCOMM Central America Holdings LLC	Delaware	100%
ORBCOMM Australia Gateway Company Pty. Limited	Australia	100%
Stellar Satellite Communications Ltd.	British Virgin Islands	100%
ORBCOMM LIS LLC	Delaware	100%
ORBCOMM China LLC	Delaware	100%
ORBCOMM South AFRICA Gateway Company LLC	Delaware	100%
ORBCOMM Terrestrial LLC	Delaware	100%
ORBCOMM International Holdings 1 LLC	Delaware	100%
ORBCOMM International Holdings 2 LLC	Delaware	100%
ORBCOMM International Holdings 3 LLC	Delaware	100%
Satcom International Group PLC	England and Wales	52.13%
ORBCOMM Europe LLC	Delaware	50%
MITE Global Communications S.A. de C.V.	Mexico	35%
ORBCOMM Maghreb	Morocco	22.96%
European Datacomm Holding NV	Belgium	1.82%

Listed above are certain consolidated subsidiaries included in the consolidated financial statements of ORBCOMM Inc. Unlisted subsidiaries, considered in the aggregate, do not constitute a significant subsidiary.